EXHIBIT 99(B)

Tuesday  February  26,  7:31  am  Eastern  Time
PRESS  RELEASE
             GREENLAND CORPORATION COMPLETES ACQUISITION OF PARADIGM
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CARLSBAD,  Calif.,  Feb. 26 /PRNewswire-FirstCall/ -- Greenland Corporation (OTC
Bulletin  Board:  GLCP  -  news)  announced  today  that  it  has  completed the
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acquisition of W3M, Inc., the parent of Paradigm Cabling Systems, a market niche specialist in data communications installation and network engineering and project management.
``We are very pleased to have completed the acquisition of Paradigm, and are excited to add their talented people to our company,'' said T. A. ``Kip'' Hyde, Jr., Greenland Chairman and CEO. ``Now that the acquisition is complete, we will begin focusing our attention towards the significant opportunities that we see in this service area, while also supporting our wholly-owned subsidiary, Check Central. This acquisition provides a solid foundation for future revenue and earnings growth, as well as added strategic capabilities in wired and wireless networking.''
Mr. Mike Cummings, President of Paradigm added, ``We are already working with the Greenland management team on a number of new business proposals, and are looking forward to expanding our bid and implementation capabilities with Greenland's support.''
With revenues of over $5.1 million in the 2001 fiscal year just completed, Paradigm provides a variety of engineering and ``last mile'' installation services to corporate and government customers throughout Southern California including Verizon Communications, SBC/Pacific Bell, UPS, Indyme and the City of Irvine, among others. The $2.93 million purchase price was facilitated using long-term debt, to be paid in installments over a thirty-six month period. Core financial reporting and administrative functions have begun consolidation, although Paradigm will remain a separately incorporated subsidiary under Greenland.
About  Greenland  Corporation
Greenland Corporation is an information technology holding company, with business and equity interests in network, data and communications systems, data storage and systems integration. Greenland's wholly owned subsidiary, Check Central, is the developer of the Check Central Solutions(TM) transaction processing system software and related MAXcash(TM) Automated Banking Machine(TM) (ABM(TM)) kiosk designed to provide self-service check cashing and ATM-banking functionality, as well as open platform capability for future products and services. The Company's common stock trades on the OTC Bulletin Board under the symbol ``GLCP.'' Visit Greenland Corporation on the Internet at www.greenlandcorp.com.